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                                                                    Exhibit 12.1

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS
                    (dollars in thousands, except Ratio Data)

                                                                                                       NINE MONTHS
                                       8-K          8-K          8-K           8-K           8-K          ENDED
                                     RESTATED     RESTATED     RESTATED      RESTATED      RESTATED        Q3
                                       1995         1996         1997          1998          1999        5/31/00
                                     --------     --------     --------      --------      --------    -----------
Pretax Income from operations         15,539       44,695       87,924         83,041       133,303      144,516
Fixed Charges                         11,294       11,228        7,831          6,512        12,006       10,387
Interest Expense Capitalized(1)          (83)          --         (120)           (83)           --           --
                                     -------       ------      -------       --------       -------      -------
                                      26,750       55,923       95,635         89,470       145,309      154,903
                                     =======       ======      =======       ========       =======      =======
Fixed Charges:
Interest Expense                      10,271        9,510        5,811          3,876         7,110        5,898
Capitalized Interest                      83           --          120             83            --           --
Interest Expense portion of
   Annual rent expense(1)                940        1,718        1,900          2,553         4,896        4,489
                                     -------       ------      -------       --------       -------      -------
Total Fixed Charges                   11,294       11,228        7,831          6,512        12,006       10,387
                                     =======       ======      =======       ========       =======      =======

Ratio of Earnings to Fixed
   Charges                              2.37         4.98        12.21          13.74         12.10        14.91
                                     =======       ======      =======       ========       =======      =======

(1) Includes an appropriate interest portion of the annual rent expense for certain leased facilities and equipment which was deemed to be representative of the interest factor in rent expense.